EX-16.14.a

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-14 of our report dated November 20, 2018, relating to the financial statements and financial highlights of AllianzGI International Growth Fund which appears in Allianz Funds Multi-Strategy Trust Annual Report on Form N-CSR for the year ended September 30, 2018.  We also consent to the references to us under the headings "Independent Registered Public Accounting Firm," "Representations and Warranties by the Allianz Trust" and "Financial Highlights" in such Registration Statement.

/s/ PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP
New York, New York
January 31, 2019